Exhibit 10.19

Schneider National, Inc.

Omnibus Long-Term Incentive Plan

Stock Appreciation Rights Award Agreement

You have been selected to receive a grant of Stock Appreciation Rights pursuant to the Schneider National, Inc. Omnibus Long-Term Incentive Plan, as amended (the “Plan”), as specified below:

Participant:

Date of Grant:

Number of SARs granted:

Grant Price:

Vesting of SARs:

Scheduled Payment Date of SARs: or as soon as practicable thereafter, but in no event later than.

THIS AGREEMENT, effective as of the Date of Grant set forth above, represents the grant of SARs by Schneider National, Inc., a Wisconsin corporation (the “Company”), to the Participant named above, pursuant to the provisions of the Plan.

The Plan provides a complete description of the terms and conditions governing the SARs. If there is any inconsistency between the terms of this Agreement and the terms of the Plan, the Plan’s terms shall completely supersede and replace the conflicting terms of this Agreement. All capitalized terms shall have the meanings ascribed to them in the Plan, unless specifically set forth otherwise herein. The parties hereto agree as follows:

1.	Grant of SARs. The Company hereby grants to the Participant the number of SARs set forth above, at the stated Grant Price, as determined by the Compensation Committee (the “Committee”), in the manner and subject to the terms and conditions of the Plan and this Agreement.

2.	Vesting of SARs. Except as hereinafter provided, the Participant shall vest in the SARs according to the vesting schedule set forth above.

3.	Termination of Employment.

A.	Definition. For purposes of this Agreement, Termination of Employment shall mean when the Participant and the Company reasonably anticipate that (a) no further services will be performed by the Participant for the Company after such date, or (b) the level of bona fide services the Participant will perform after such date (whether as an employee or as an independent contractor) will permanently decrease to no more than 20 percent of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the employer if the employee has been providing services to the employer less than 36 months), within the meaning of Treas. Reg. §1.409A-1(h)(1)(ii) promulgated under Code Section 409A.

B.	Death. In the event the Participant’s Termination of Employment is by reason of death, the SARs not yet vested as of the date of death shall become immediately vested.

C.	Disability. In the event the Participant’s Termination of Employment is by reason of Disability, the SARs not yet vested as of the date of termination shall become immediately vested.

For purposes of this Agreement, Disability shall have the meaning assigned to such term in the governing long-term disability plan pursuant to which the Participant may be entitled to benefits, as determined by the Committee in its absolute discretion.

D.	Retirement. In the event the Participant’s Termination of Employment is by reason of Retirement, the SARs not yet vested as of the date of Retirement shall become immediately vested.

E.	For Other Reasons. Subject to the Committee’s discretion, if the Participant’s Termination of Employment is for any reason other than the reasons set forth in this Section 3(B) through 3(D) herein, the SARs not yet vested as of the date of termination shall be forfeited.

4.	Change in Control. Notwithstanding anything to the contrary in this Agreement, in the event of a Change in Control of the Company and prior to the Participant’s Termination of Employment, the Participant shall become immediately fully vested in all SARs granted pursuant to this Agreement.

5.	Establishment of Account. Upon the earliest to occur of the Scheduled Payment Date (taking into account any subsequent deferral election in accordance with Section 7 below), the Participant’s Termination of Employment for any reason, or a Change in Control, the Company shall create an account for the Participant to which it shall notionally credit the value of the SARs at such time. The value of the SARs is equal to the product of (a) the excess, if any, of the Fair Market Value of a Share over the Grant Price and (b) the vested number of SARs granted under this Agreement. The Participant’s account balance shall be paid by the Company in accordance with Section 6 below.

The account shall be maintained solely for accounting purposes and no assets of the Company shall be segregated or subject to any trust for the Participant’s benefit by reason of the establishment of an account, nor shall the Participant acquire any rights by reason of the establishment thereof otherwise than as provided in this Agreement and the Plan. The Participant shall have no interest in any fund or in any specific asset or assets of the Company by reason of participating in the Plan or being granted SARs under this Agreement.

6.	Payment of SARs. Except as hereinafter provided, the Company shall pay the Participant’s entire account in cash in a lump sum on the Scheduled Payment Date, taking into account any election to defer such payment in accordance with Section 7 below.

Notwithstanding the foregoing, upon the Participant’s Termination of Employment or a Change in Control prior to the Scheduled Payment Date, the Company shall pay the Participant’s account balance in a lump sum within ninety (90) days following the occurrence of such event.

7.	Deferral Election. Unless otherwise determined by the Committee, the Participant may elect to defer the Scheduled Payment Date. Such deferral election shall be irrevocable and in the form prescribed by the Company. While the Committee may prescribe additional terms and conditions, at a minimum, the deferral election shall be filed by the Participant no later than twelve (12) months prior to the original Scheduled Payment Date and shall delay the payment for five (5) years from the original Scheduled Payment Date. Any deferral election hereunder shall at all times comply with Code Section 409A, including the requirements regarding a “subsequent deferral election”. For the avoidance of doubt, upon the Participant’s Termination of Employment or a Change in Control prior to the Scheduled Payment Date (as deferred in accordance with this Section 7), the Company shall pay the Participant’s account balance in a lump sum within ninety (90) days following the occurrence of such event.

8.	Restrictions on Transfer. Unless otherwise determined by the Committee in accordance with the Plan, the SARs may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, except as provided in the Plan.

9.	Recapitalization. In the event of any change in the capitalization of the Company such as a stock split or a corporate transaction such as any merger, consolidation, separation, or otherwise, the number of SARs, as well as the Grant Price, shall be equitably adjusted by the Committee to prevent dilution or enlargement of rights.

10.	Beneficiary Designation. The Participant may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Agreement is to be paid in case of the death of the Participant before the Participant receives any or all of such benefit. Each such designation shall revoke all prior designations by the Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Secretary of the Company during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

11.	Continuation of Employment. This Agreement shall not confer upon the Participant any right to continue employment with the Company, nor shall this Agreement interfere in any way with the Company’s right to terminate the Participant’s employment at any time.

12.	Compliance with Section 409A. This Agreement and any applicable provisions of the Plan shall be interpreted and administered in compliance with the requirements of Code Section 409A and the guidance promulgated thereunder.

13.	Unsecured General Creditors. The Participant and any beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, claims or interest in any specific property or assets of the Company. No assets of the Company shall be held in any way as collateral security for the fulfilling of the obligations of the Company under this Agreement. The respective obligations of the Company under the Agreement shall be merely that of an unfunded and unsecured promise of the Company to pay money in the future, and the rights of the Participant and any beneficiaries shall be no greater than those of unsecured general creditors.

14.	Miscellaneous.

A.	This Agreement and the rights of the Participant hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which shall be binding upon the Participant.

B.	The Committee may terminate, amend, or modify the Plan; provided, however, that no such termination, amendment, or modification of the Plan may in any material way adversely affect the Participant’s rights under this Agreement, without the written consent of the Participant.

C.	The Participant acknowledges and agrees that the Company shall have the power and the right to deduct or withhold, an amount sufficient to satisfy federal, state, and local taxes (including the Participant’s FICA obligation), domestic or foreign, required by law to be withheld with respect to any benefits received under this Agreement.

D.	All obligations of the Company under the Plan and this Agreement, with respect to the SARs, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

E.	To the extent any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

F.	To the extent not preempted by federal law, this Agreement shall be governed by, and construed in accordance with, the laws of the state of Wisconsin.

G.	Any notice hereunder shall be given to the Company at its principal place of business, and shall be given to the Participant at the address set forth below, or in either case at such addresses as one party may subsequently furnish to the other party in writing.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the Date of Grant.

Schneider National, Inc.

By:	Date:

Date:

Participant

Participant’s name and address